Exhibit 99.9


                                November 19, 1996


Zions Bancorporation
1380 Kennecott Building
Salt Lake City, Utah  84133

Mesdames and Gentlemen:

          The undersigned understands that Zions Bancorporation ("Zions Bancorp") is about to enter into an Agreement and Plan of Reorganization with Aspen Bancshares, Inc. (the "Company") (the "Agreement"). The Agreement provides for the merger of the Company with and into Zions Bancorp (the "Merger") and the conversion of outstanding shares of Company Common Stock into Zions Bancorp Common Stock in accordance with the formula therein set forth.

          In order to induce Zions Bancorp to enter into the Agreement, and intending to be legally bound hereby, the undersigned, subject to the conditions hereinafter stated, represents, warrants, and agrees that at the Company Shareholders' Meeting contemplated by Section 4.1 of the Agreement and Plan of Reorganization (the "Meeting"), and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Agreement and the Merger the shares of Company Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as, to the extent of the undersigned's proportionate voting interest, any other shares of Company Common Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he will use his best efforts to cause any other shares of Company Common Stock over which he has or shares voting power to be voted in favor of the Agreement and the Merger.

          The undersigned further represents, warrants, and agrees that beginning upon the authorization and execution of the Agreement by the Company until the earlier of (i) the consummation of the Merger or (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

          (a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other sale of control,


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Zions Bancorporation
November 19, 1996
Page 2


merger, consolidation, plan of liquidation, sale of assets, reclassification, or other transaction involving the Company or any of its subsidiaries which would have the effect of assisting or facilitating the acquisition of control by any person other than Zions Bancorp or an affiliate thereof over the Company or any substantial portion of its assets or assisting or facilitating the acquisition of control by any person other than Zions Bancorp or an affiliate, or the Company or a wholly-owned subsidiary of the Company, of any subsidiary of the Company or any substantial portion of its assets. As used herein, the term "control" means (1) the ability to direct the voting of 10% or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement, or understanding or otherwise.

          (b) voluntarily sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer, or similar proposal made by any person other than Zions Bancorp or an affiliate thereof, (ii) to any person seeking to obtain control (as the term "control" is defined in paragraph (a), above) of the Company, any of its subsidiaries or any substantial portion of the assets of the Company or any subsidiary thereof or to any other person (other than Zions Bancorp or an affiliate thereof) under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control,
(iii) for the purpose of avoiding the obligations of the undersigned under this agreement, or (iv) to any transferee unless such transferee expressly agrees in writing to be bound by the terms of this agreement in all events.

          It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the Shares and does not prohibit the undersigned, if a member of the Board of Directors of the Company, from acting, in his or her capacity as a director, as the undersigned may determine to be appropriate in light of the obligations of the undersigned as a director. It is further understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary for another,


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Zions Bancorporation
November 19, 1996
Page 3


and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility in respect of any such securities.

                                       Very truly yours,


                                       /s/ Albert B. Glickman
                                       -------------------------------


Accepted and Agreed to:
ZIONS BANCORPORATION


By:__________________________

Title:_______________________

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Zions Bancorporation
November 19, 1996
Page 4


Name of Shareholder: Albert B. Glickman

                Shares of Common Stock of Aspen Bancshares, Inc.
                               Beneficially Owned
                             As of November 19, 1996


  Name(s) of                                                         Number of
Record Owner(s)               Beneficial Ownership(9)                  Shares
---------------               -----------------------                ---------

Albert B. Glickman            Albert B. Glickman                      52,250

The Albert B. Glickman        Albert B. Glickman                     100,000
Family Foundation


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(9) For purposes of this Agreement, shares are beneficially owned by the shareholder named above if held in any capacity other than a fiduciary capacity (other than a revocable living trust) and if the shareholder named above has the power (alone or, in the case of shares held jointly with his or her spouse, together with his or her spouse) to direct the voting of such shares.